Exhibit 99.1

D&K Healthcare Resources Reports 2nd Quarter Loss - Continued Strong Independent and Regional Sales Growth

     ST. LOUIS--(BUSINESS WIRE)--Jan. 26, 2005--D&K Healthcare Resources, Inc. (NASDAQ: DKHR):

     -- Company reports diluted loss per share of $(0.05) for the second quarter of fiscal 2005, as a result of industry conditions

     -- Independent and regional pharmacies sales for the quarter grew 37%, excluding the Walsh acquisition

     --   Company revises guidance for fiscal 2005

     D&K Healthcare Resources, Inc. (NASDAQ: DKHR) reported today that due to lower gross profit margins in both the independent and regional pharmacies and national accounts trade classes, it had a net loss per diluted share of $(0.05) for the quarter ended December 31, 2004. The Company was negatively impacted by a lack of price increases by pharmaceutical manufacturers and a slower than anticipated transition from a "buy and hold" to a "fee for service" industry model.
     Similar to the Company's first quarter results, fewer than anticipated product price increases resulted in lower gross profit margin in both the independent and regional pharmacies and national accounts trade classes during the quarter ended December 31, 2004. Additionally, the increases that did occur were, on the whole, lower than anticipated. Sales trends in the independent and regional pharmacies trade class show growth over last year of 37% and 38% for the comparable three-month and six-month periods, excluding Walsh HealthCare-related sales.
     "We continue to face the industry issues that are creating a period of uncertainty for wholesale drug distributors and which resulted in another disappointing quarter for D&K," said J. Hord Armstrong, III, D&K Healthcare's Chairman and Chief Executive Officer. "We remain pleased with the continued strong top line performance of our independent and regional pharmacy trade class and remain convinced that our disciplined focus on growing this part of our business will produce significant benefits when our industry works through this difficult period."

     Performance Highlights

     -- Net sales in the independent and regional pharmacies trade class, excluding Walsh HealthCare, increased 37% in the fiscal 2005 second quarter driven primarily by new business wins and improving sales trends in D&K's service territory.

     -- The inventory balance at December 31, 2004 was $612 million, down $26 million or 4% compared to the year ago balance, and up 32% compared to the June 30, 2004 balance. The increase in inventory from year end reflects the normal seasonal increase.

     -- The long-term debt balance at December 31, 2004 was $444 million compared to $308 million at June 30, 2004 and $441 million a year ago. The increase over June 30 balances relates primarily to higher inventory levels.

     -- A summary of net sales by class of trade for the second quarter and first half of fiscal 2005 follows.


                          Net Sales Summary
                            (In Thousands)
----------------------------------------------------------------------
                                                              % Change
                                                                 vs.
                                            % Change   First    First
                                    Second     vs.      Six      Six
                                    Quarter  Second    Months   Months
                                      of     Quarter     of       of
                                    Fiscal   Fiscal    Fiscal   Fiscal
                                     2005     2004      2005     2004
----------------------------------------------------------------------
Independent and Regional
 Pharmacies (1)                    $683,579   +72.3 $1,337,562  +86.6%
National Accounts                   126,393   +50.9    164,443  -22.3
Other Healthcare Providers (2)       28,695    +6.4     59,587   +8.7
PBI, Inc.                             2,487    +9.2      4,605   +0.2
Software Services/Other               1,683   +33.0      2,316  +27.5
                                   ---------        -----------
Total                              $842,837   +64.9 $1,568,513  +58.5
                                   ---------                   -------

  (1) Includes Walsh sales of $211,377 and $52,949 in the fiscal second quarters and $424,456 and $52,949 for the respective six-month periods.

  (2) Includes Walsh sales of $2,512 and $1,430 in the fiscal second quarters and $4,845 and $2,512 for the respective six-month periods.
----------------------------------------------------------------------

     Company-wide Performance

     D&K reported gross profit of $26.1 million, up 34.3% compared to $19.5 million in the year ago quarter. The increase in gross profit results primarily from net sales growth in the independent and regional pharmacies trade class and the impact of the Walsh acquisition. Gross profit as a percent of sales, or gross margin, was 3.10% compared to last year's second quarter gross margin of 3.81%. The gross margin decline reflects fewer than anticipated product price increases in combination with current competitive market pressures. In addition, last year's figure included a legal settlement which increased gross margin by 16 basis points. Operating expenses increased to $22.1 million from $15.8 million in the year ago quarter, driven by the addition of a full quarter of the Walsh operations, but decreased as a percentage of sales from 3.10% to 2.62%. Income from operations as a percent of sales, or operating margin, declined to 0.48% from 0.71% in last year's first quarter reflecting the impact of lower gross profit margins and the addition of Walsh operating expenses.
     Net interest expense increased to $5.4 million compared to $3.3 million in the year ago period, as average borrowings increased due to higher average inventory levels and higher interest rates.

     Outlook

     Management currently expects diluted EPS to be within the range of $0.15 to $0.25 in fiscal year 2005. This outlook compares with $0.71 per diluted share earned in fiscal 2004, which included a legal settlement gain ($0.14 per diluted share). The Company targets net sales of $3.3 billion to $3.4 billion in fiscal 2005, compared to fiscal 2004 sales of $2.5 billion.
     "This outlook attempts to take into account the changing distribution industry model, changes in manufacturers' inventory management practices, and changes in product pricing practices," said Armstrong. "The reduction in earnings guidance from last quarter is primarily a reflection of continued disappointing price increases by manufacturers."

     Other News

     On January 10, 2005, the Company announced an amendment to its credit facility. The amended credit facility, an asset-based senior secured revolving credit facility, increases D&K's available credit from $600 million to $635 million through the addition of a $35 million last-out tranche. In addition, the term of the facility is extended by two years to March 2009 and includes an option that would allow the Company to expand the facility to $735 million. The interest rate on the credit facility continues to be based on the 30-day LIBOR rate. Borrowings under the credit facility will continue to be reported as long-term debt in the company's financial statements.

     Today's Conference Call Webcast

     Today, at 10:00 a.m. Eastern time, D&K Healthcare will host a live audio webcast of its discussion with the investment community regarding the Company's fiscal 2005 second-quarter results. The webcast can be accessed at www.dkhealthcare.com. Following the live discussion, a replay of the webcast will be available through February 9, 2005.

     Company Description

     D&K Healthcare Resources, Inc., which had fiscal 2004 sales of $2.5 billion, is a full-service wholesale distributor of branded and generic pharmaceuticals and over-the-counter health and beauty aid products. Headquartered in St. Louis, D&K serves three classes of customers from eight distribution centers: independent and regional pharmacies with locations in one or more of 27 states, primarily in the Midwest, Upper Midwest and South; national accounts that operate locations in multiple regions of the United States; and other healthcare providers including hospitals, alternate-site care providers, and pharmacy benefit management companies in its primary distribution area. D&K also offers a number of proprietary information systems, marketing and business management solutions, and owns Pharmaceutical Buyers, Inc., a leading alternate-site group purchasing service located in Broomfield, CO. More information can be found at www.dkhealthcare.com.

     Forward-looking Statements

     This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to risks and uncertainties. The company's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical distribution industry with many competitors having substantially greater resources than D&K Healthcare, the company's ability to maintain or improve its operating margins with the industry's competitive pricing pressures, the company's customers and suppliers generally having the right to terminate or reduce their purchases or shipments on relatively short notice, the ability to maintain prime vendor status with cooperative buying groups, the availability of investment purchasing opportunities, the company's ability to complete and integrate acquisitions successfully, the changing business and regulatory environment of the healthcare industry in which the company operates, including manufacturers' pricing or distribution policies or practices, changes in private and governmental reimbursement or in the delivery systems for healthcare products, changes in interest rates, and other factors set forth in reports and other documents filed by D&K Healthcare with the Securities and Exchange Commission from time to time. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. D&K Healthcare undertakes no obligation to publicly update or revise any forward-looking statements.


                    D&K HEALTHCARE RESOURCES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                                         Three Months Ended
                              ----------------------------------------
                                            (Unaudited)

                                       % of              % of
                              Dec. 31,  Net    Dec. 31,   Net     %
                                2004   Sales     2003    Sales  Change
                              ----------------------------------------
Net sales                     $842,837 100.00% $510,945 100.00%  65.0%
Cost of sales                  816,716  96.90%  491,490  96.19%  66.2%
                               --------         --------

   Gross profit                 26,121   3.10%   19,455   3.81%  34.3%

Operating expenses              22,062   2.62%   15,847   3.10%  39.2%
                               --------         --------

  Income from operations         4,059   0.48%    3,608   0.71%  12.5%

Other income (expense):
  Interest expense, net         (5,422) -0.64%   (3,332) -0.65%  62.7%
  Other, net                       153   0.02%      295   0.06% -48.1%
                               --------         --------

Pretax earnings (loss)          (1,210) -0.14%      571   0.11%-311.9%

Income tax  benefit
 (provision)                       471   0.06%     (223) -0.04%-311.2%
Minority interest                    -   0.00%     (171) -0.03%-100.0%
                               --------         --------

Net income (loss)             $   (739) -0.09% $    177   0.03%-517.5%
                               ========         ========

Earnings (loss) per share -
 basic                        $  (0.05)        $   0.01

Earnings (loss) per share -
 diluted                      $  (0.05)        $   0.01

Basic common shares
 outstanding                    14,102           13,928
Diluted common shares
 outstanding                    14,102           14,134


                    D&K HEALTHCARE RESOURCES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                                         Six Months Ended
                            ------------------------------------------
                                           (Unaudited)

                                       % of              % of
                              Dec. 31,  Net    Dec. 31,   Net     %
                                2004   Sales     2003    Sales  Change
                            ------------------------------------------
Net sales                   $1,568,513 100.00% $989,493 100.00%  58.5%
Cost of sales                1,519,329  96.86%  951,950  96.21%  59.6%
                             ----------         --------

   Gross profit                 49,184   3.14%   37,543   3.79%  31.0%

Operating expenses              43,877   2.80%   29,035   2.93%  51.1%
                             ----------         --------

  Income from operations         5,307   0.34%    8,508   0.86% -37.6%

Other income (expense):
  Interest expense, net         (9,512) -0.61%   (5,479) -0.55%  73.6%
  Other, net                       118   0.01%      331   0.03%   n/m
                             ----------         --------

Pretax earnings (loss)          (4,087) -0.26%    3,360   0.34%-221.6%

Income tax benefit
 (provision)                     1,594   0.10%   (1,311) -0.13%-221.6%
Minority interest                 (185) -0.01%     (405) -0.04% -54.3%
                             ----------         --------

Net income (loss)           $   (2,678) -0.17% $  1,644   0.17%-262.9%
                             ==========         ========

Earnings (loss) per share -
 basic                      $    (0.19)        $   0.12

Earnings (loss) per share -
 diluted                    $    (0.19)        $   0.11

Basic common shares
 outstanding                    14,125           13,941
Diluted common shares
 outstanding                    14,125           14,163


                    D&K HEALTHCARE RESOURCES, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   Dec. 31,   June 30,
(in thousands)                                       2004      2004
                                                  ---------- ---------
                                                 (unaudited)
Assets

Cash                                                 $6,223   $12,499
Accounts receivable                                 176,668   130,770
Inventories                                         611,504   461,295
Other current assets                                 31,846    29,736
                                                  ---------- ---------
   Total current assets                             826,241   634,300
Property and equipment, net                          23,985    24,494
Other assets                                         17,006    14,298
Goodwill, net of accumulated amortization            71,749    64,233
Other intangible assets, net of accumulated
 amortization                                         9,895     6,546
                                                  ---------- ---------
   Total assets                                    $948,876  $743,871
                                                  ========== =========

Liabilities and Stockholders' Equity

Accounts payable                                   $296,353  $219,580
Current portion long-term debt                        2,621       676
Other current liabilities                            23,173    31,144
                                                  ---------- ---------
   Total current liabilities                        322,147   251,400
Long-term liabilities                                 1,385     2,663
Long-term debt                                      443,690   307,693
Deferred income taxes                                 4,158     2,785
Stockholders' equity                                177,496   179,330
                                                  ---------- ---------
   Total liabilities and stockholders' equity      $948,876  $743,871
                                                  ========== =========


     CONTACT: D&K Healthcare Resources, Inc., St. Louis
              Investor Relations Department, 314-290-2671 www.dkhealthcare.com